Exhibit 10.1

PURCHASE AND SALE AGREEMENT
Synopsis: Building 1 – San Antonio Business Park

This Purchase and Sale Agreement (the “PSA”) dated as of the 24 day of July 2017 (the “Effective Date”), is entered by and between:

(i)
BELEN BUSINESS CENTER CR, S.A., a company organized and existing under the laws of the Republic of Costa Rica, bearer of the corporate ID number 3-101-644182, represented by Jack Liberman Ginsburg, of legal age, bearer of the ID number 8-0031-0074, acting as PRESIDENT, and Alfredo Volio Guerrero, of legal age, bearer of the ID number 1-1239-0795, with unlimited full power of attorney acting jointly with the President, legal representation duly recorded in the Mercantile Section of the National Registry under the given corporate identification card number and the book 2017, entry 6188, consecutive 1, sequent 3, as showed in Exhibit A, herein “BBC”; and

(ii)
ALIGN TECHNOLOGY DE COSTA RICA, S.R.L., a company organized and existing under the laws of the Republic of Costa Rica, bearer of the corporate ID number 3-102-306047, represented by Anamaría Castillo Moncaleano, Colombian citizen, of legal age, bearer of the Costa Rican residency number 117000176903, acting with full power of attorney and legal representation duly recorded in the Mercantile Section of the National Registry under the given corporate identification card number and the book number 2015, entry 275265, consecutive 1, sequence 2, as showed in Exhibit B, herein “Align”.

BBC and Align shall be jointly referred as the “Parties”, and individually as “Party”.

WHEREAS

1.
BBC is the owner of the property recorded in the National Registry, Province of Heredia, property number 231301-000, located in La Ribera, Belen, Heredia, which measures 27,000.00 sq. m., and is described in the survey map number H-1516012-2011, herein the “Property”.

2.
BBC is currently developing a class A office center in the Property, as described in Exhibit C, known as San Antonio Business Park or SABP (herein the “Project”); development that will be subject to the condominium regimen, and, so, will be affected by a series of restrictions pursuant to the Condominium

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Regulatory Act Number 7933 (“Condominium Act”) and the future condominium covenants, conditions and restrictions (“Condominium CC&Rs).

3.
The Project is under the free trade zone regimen (“FTZ”) in accordance with the Free Trade Zone Regime Act Number 7210 (“Free Trade Zone Act”) and executive resolution issued by the Ministry of Foreign Trade on December 22, 2015, number 644-2015 in favor of BBC, as FTZ park administrator (“BBC FTZ”). Nonetheless, this area has not been approved by Customs as of this date.

4.	BBC is developing the Project in 4 stages, consisting of 4 Class A buildings, as described in Exhibit C.

5.
Align is a global medical device company with industry-leading innovative products and currently operates under the FTZ in accordance with the Free Trade Zone Act and executive resolution issued by the Ministry of Foreign Trade on May 04th, 2009, number 291-2009, as amended from time to time, as a service company (“Align´s FTZ”).

6.
Align is interested in purchasing the private area of Building 1 of the Project, which shall be a C&S Leed Certified building, located in front of the street, and have the exclusive right to use the exclusive common areas of Building 1, as defined in the Condominium CC&Rs, to install and operate administrative and services offices as permitted in Align´s FTZ, and intends to move its main offices to such Building 1 as a duly approved FTZ area.

NOW, THEREFORE, in consideration of the mutual considerations and agreements herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this PSA, which shall be governed by the Commercial and Civil Code of Costa Rica, and specially by the clauses set forth herein:

AGREEMENT

First: Building 1. Building 1 shall mean an area of approximate 10,513.00 sq. m. comprised of 12 condominium units within floors one to six (property numbers to be assigned once the Project is subject to the Condominium Regimen but which numbers within the Condominium surveys correspond to condominium units number FF-CO-111, FF-CO-112, FF-CO-121, FF-CO-122, FF-CO-131, FF-CO-132, FF-CO-141, FF-CO-142, FF-CO-151, FF-CO-152, FF-CO-161 y FF-CO-162), with an aggregate approximate measurement of 9,963.00 sq. m. (“Condominium Units”) and all restrictive common areas within Building 1 and related common areas improvements as described in the exhibits of this PSA, except

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for bathrooms and lobbies as per Section Three. Within the common areas of Building 1 there are exclusive or restrictive common areas, which shall be defined as the exclusive common areas of Building 1 in the Condominium CC&Rs as described in Exhibit D (labeled in Spanish as “Area comun de uso restringido”) (herein the “Exclusive Common Areas”), of approximate 550.00 sq. m., herein “Building 1”:

▪	Level 1: 2 condominium units and approximate 1,562.00 sq. m.

▪	Level 2: 2 condominium units and approximate 1,732.00 sq. m.

▪	Level 3: 2 condominium units and approximate 1,918.00 sq. m.

▪	Level 4: 2 condominium units and approximate 1,918.00 sq. m.

▪	Level 5: 2 condominium units and approximate 1,918.00 sq. m.

▪	Level 6: 2 condominium units and approximate 1,465.00 sq. m.

The areas indicated above for each level, include only the approximate area of the Condominium Units and the Exclusive Common Areas.

Building 1 excludes the common areas located therein that are referred to as electromechanical pipelines, emergency stairs, vertical interventions, and elevators, as well, as any other area that is not being designated as Exclusive Common Areas in the Condominium declaration or the Condominium CC&Rs, and that are located within Building 1. Nonetheless, no other condominium owner shall have access to Building 1 and BBC shall deliver Building 1 including all such common areas.

Second: Purchase and Sale of Building 1. Align hereby agrees to purchase Building 1 from BBC, and BBC agrees to sell Building 1 to Align for the Purchase Price (as defined below), subject to the terms and conditions contained in this PSA.

The properties being transferred at Closing (as defined below) shall be the Condominium Units, and, so, the Purchase Price shall be distributed proportionally among the Condominium Units.

The sale of Building 1 to Align shall consist of: (i) transfer of title and ownership over the Condominium Units, (ii) transfer of an undivided interest in the Project common elements of the Condominium, (iii) exclusive use of all Exclusive Common Areas duly approved by the Condominium Owners Assembly, and (v) exclusive use of 421 vehicle parking spaces, that shall be duly approved by the Condominium Owners Assembly. If the vehicle parking spaces are used to park motorcycles, at Align´s sole discretion, the ratio at all times shall be 4:1. The exclusive use of the Exclusive Common Areas shall be duly established in the Condominium CC&Rs and such Condominium CC&Rs shall include a provision by virtue of which the rights granted to any condominium owner to exclusively use of any common areas may only be revoked or

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modified upon the majority vote of the condominium owners and such majority vote shall include the affirmative vote of the condominium owner whose right is being modified or revoked. Eighty (80) vehicle parking spaces shall be located within the basements of Building 1 and Building 2 (64 in Building 1 and 16 in Building 2), fully assigned to Align; fifty (50) vehicle parking spaces shall be located within the plaza next to Building 1 and, none of such parking spaces shall include visitors’ parking spaces or disabled parking spaces required by law. The other vehicle parking spaces shall be located on the parking building located within the Project. In the event the location of the vehicle parking spaces is not available, totally or partially, on the Closing due to the development and construction of the other buildings within the Project, BBC shall ensure that Align has access to 421 vehicle parking within the Project spaces at all times. The location of any temporary spaces shall be assigned by BBC in the parking building or in Building 3 location and approved by Align prior to the termination of the Due Diligence Period.

Parties agree that if Align requires additional parking spaces within the Project (“Additional Parking Spaces”), they can be leased from BBC, subject to availability, at a monthly rate per parking space. The monthly rate per parking space shall be defined by the fair market monthly rate for parking spaces in buildings or projects in the same category as the Project (A and/or A+ buildings), but at no time could be less than $100.00 Dollars, currency of the United States of America (“Dollars”), per parking space per month (the “Lease Rate”). The Lease Rate for the Additional Parking Spaces shall have a 3% yearly escalation/increase; however, in no event the monthly Lease Rate shall exceed (i) $150.00 Dollars per space or (ii) the rate granted to any other tenant or occupant of the Project by BBC (the “Maximum Lease Rate”). The Maximum Lease Rate shall be applicable for a term of 10 years, after such term the Lease Rate shall be defined to the fair market monthly rate for parking spaces in buildings or projects in the same category as the Project (A and/or A+ buildings).

Align acknowledges and accepts that Building 1 is under construction and, therefore, the indicated measurements for the Condominium Units and the Exclusive Common Areas may vary. The Purchase Price shall not vary if the total area is reduced or increased in 2%. Prior to Closing (as defined herein) and once construction of Building 1 finishes, BBC shall deliver to Align a copy of the topographical surveys of Building 1 indicating the resulting measurement of the private area of the Condominium Units and the Exclusive Common Areas (“Maps”). In the event that the total measurement of Building 1 (comprised by the private area of the Condominium Units plus the Exclusive Common Areas measurements) varies in more than 2%, the Purchase Price (as defined below) shall be adjusted using the following formula: $2,485.00 Dollars per sq. m., the “Adjusted Purchase Price”. The communication by which BBC sends copy of the Maps to Align shall include the indication of the resulting Adjusted Purchase Price (if applicable). The standard to be used for the measurement of Building 1 is BOMA. Align shall have the right, at its sole cost and expense, to perform measurements to Building 1; in the event the final measurement performed by Align, following the BOMA standard, does not match the final measurement in the Maps, the Parties agree to appoint a third

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party to verify the final measurement following the BOMA standard. BBC shall appoint ICICOR, COCOSA, provided (i) none of these companies have been hired by BBC or its affiliates in direct connection to the Project and (ii) none of these companies have been hired by the parties or its affiliates on a recurrent basis during the past 12 months, or any other third party as agreed between the Parties (the “Third Party”) to proceed with the third measurement, which shall prevail for purposes of establishing the Adjusted Purchase Price. The Third Party shall have 10 business days following the notice by BBC to proceed with the measurement. All costs and fees related with the Third Party shall be borne equally between the Parties.

Third: Purchase Price. The purchase price of the Building 1 is the sum of TWENTY-SIX MILLION ONE HUNDRED AND TWENTY-FOUR THOUSAND EIGHT HUNDRED AND FIVE DOLLARS ($26,124,805.00) (the “Purchase Price”). The Purchase Price shall be paid in accordance with the following schedule:

(a)
Initial Payment: within 5 business days upon the execution of this PSA by all Parties, Align shall pay and deposit in an interest-bearing escrow account (“Escrow Account”) with STCR (COSTA RICA) TRUST AND ESCROW COMPANY LIMITED, S.A. (“Escrow Agent”) 20% of the Purchase Price, for an amount of $5,224,961.00 Dollars (the “Initial Payment”). The Initial Payment shall be fully refundable during Due Diligence Period (as defined herein).

(b)
Second Payment: 60% of the Purchase Price, equals to $15,674,803.00 Dollars, shall be paid and deposited by Align in the Escrow Account with the Escrow Agent within 7 business days after the notification by BBC of the Substantial Completion of Building 1 (“Substantial Completion Notice”). Substantial Completion of Building 1 shall mean the completion of Building 1 as described in Exhibit E in more than 95% and that none of the pending issues or items imply any delays for additional constructions and improvements, and, so, the only pending matters or items shall be considered as part of the Punch List. Substantial Completion shall be completed by BBC no later than October 23, 2017, except if extended due to a justified cause, by mutual agreement of the Parties or as indicated in clause fifth of this PSA. Align shall have thirty (30) calendar days after the Substantial Completion Notice to determine if it is not in agreement with the Substantial Completion of Building 1, no response by Align during said term shall be deemed as an approval of the Substantial Completion. If the Substantial Completion is not accepted by Align within the said term, BBC shall appoint any of the Third Party to issue criteria determining if Building 1 is in Substantial Completion or not in accordance with this PSA. The Third Party shall have 15 business days following the notice by BBC to proceed with the measurement. All costs and fees related with the Third Party shall be borne equally between the Parties. If the Substantial Completion is rejected by Align within the thirty (30) calendar days indicated, the second payment shall be suspended until the Substantial Completion is determined by the Third Party.

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Third Party’s approval of the Substantial Completion of Building 1 shall be notified to the Parties, and the second payment shall be made by Align within the following five (5) business days.

(c)
Final Payment: the outstanding balance of the Purchase Price or the Adjusted Purchase Price, as applicable, shall be paid and deposited by Align in the Escrow Account with the Escrow Agent within 5 business days after the Closing Notice (as defined herein), provided, however, that such Closing Notice may not be delivered before the Condominium is duly incorporated and the Condominium Units have their corresponding property number.

Parties agree to discount from the Purchase Price an amount of $371,855.00 Dollars, as Align shall take the responsibility to remodel the bathrooms and lobbies of Building 1. The discount shall be applicable to the Final Payment.

At Closing, all sums paid and deposited by Align in the Escrow Account, with all accrued interests, shall be paid and disbursed to BBC.

All escrow, stamp taxes and other closing costs shall be split equally between the Parties, except that each Party shall pay its corresponding attorney’s fees, incurred by in negotiating this PSA. Align shall designate the Notary Public to grant the transfer public deed of the corresponding Condominium Units comprising Building 1. All bank commissions shall be bear solely by Align. As a result of the FTZ benefits that both Align and BBC enjoy, the property transfer tax will not be applicable; nonetheless, in the event any party losses such benefit, payment of the applicable property transfer tax shall be paid exclusively by such party.

All sums set forth in this PSA shall be paid in Dollars and no adjustment to such amounts shall be made in the event that such amounts, as measured in Costa Rican currency, fluctuates due to changes in currency exchange rates or any other reasons.

Fourth: Due Diligence Period. Align shall have until midnight (Costa Rican time) of August 15, 2017 to make studies and investigations as deemed necessary, including the verification of the physical condition of the Property (the “Due Diligence Period”). Align’s purchase of Building 1 is contingent upon Align’s approval of Building 1 and its title, in Align’s sole and absolute discretion, on or before the expiration of the Due Diligence Period. Within the Due Diligence Period, Align is entitled to unilaterally terminate the PSA by sending notice to BBC and the Escrow Agent, and request the Escrow Agent the reimbursement of all sums deposited in the Escrow Account, with all accrued interests, and, thus, BBC shall be released from this PSA.

In the Due Diligence Period, BBC shall provide Align with the following documentation:

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(a)	Certification of the Property issued by the National Registry.

(b)	Account statement from the Municipality.

(c)	Utilities payment status and availability.

(d)	CC&Rs draft.

(e)	Condominium incorporation public deed draft.

(f)	Construction plans of Building 1 duly filed before APC system and any authorization obtained by that time.

(g)
BBC FTZ Executive Resolution and amendments, if any, and Customs final approval of Building 1 (if obtained during the Due Diligence Period, otherwise, this approval shall be delivered prior to Closing).

(h)	Any other document as reasonably requested by Align’s legal counsel. Provided, however, that BBC shall not be obligated to disclose information that is subject to existing non-disclosure obligations.

All the information detailed herein shall be provided as soon as possible but no later than July 30, 2017; any delays upon this date shall automatically extend the Due Diligence Period on the same days as delayed by BBC. During the Due Diligence Period and until Closing or termination of this PSA, Align and its agents, employees and contractors shall be permitted to enter the Property to perform studies and examinations as Align may deemed necessary to determine the sustainability of the Building 1 to Align’s purposes and the physical, environmental and legal condition of the Property, following the procedure and terms establish in clause sixth of this PSA. All due diligence activities shall be borne solely by Align.

In the event that any due diligence activities cause a physical disturbance to the Project, Align, at its sole expense, shall promptly restore the Project to its pre-due diligence activities condition. Align shall indemnify BBC for any loss, cost or damage incurred or suffered as a result of any entry on the Project or Building 1 by Align, its affiliated companies, agents, directors, employees or contractors.

After the expiration of the Due Diligence Period, if Align terminates the PSA for any reason other than BBC’s default under this PSA, Align shall forfeit a portion of the Initial Payment equal to 10% of the Purchase Price and its accrued interests as sole compensation to BBC for Align’s termination, Escrow Agent shall reimburse all other sums to Align, and the Parties shall be released from the PSA. Escrow Agent shall disburse the funds within 3 business days following the corresponding notice by BBC and evidence of early termination by Align. Escrow Agent shall not disburse the funds if the early termination notice sent by Align refers to BBC’s default, and in such event the process established in section twelfth of this PSA shall prevail.

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If Align fails to deliver notice of its approval of the due diligence on or before the expiration of the Due Diligence Period, then this PSA shall be deemed terminated, all deposits in the Escrow Account, with all accrued interests, shall be reimbursed to Align, and Parties shall be released from this PSA.

Align acknowledges and accepts that the Condominium Units shall be transferred with the easements recorded at the book 322, entry 14575; book 393, entry 12557; book 449, entry 07885; book 449, entry 12687; book 555, entry 15026; and any other easements required for the common services of the Project (included, but not limited to, telecommunications, potable water, rainy water, among others) and required by government authorities or institutions to subject the Property to the Condominium Regimen. Nonetheless, BBC represents that such easements in no way affect the proper usage of Building 1.

Fifth: Construction of Building 1. Align acknowledges that it has reviewed and approved the floor plans, attached hereto as Exhibit D, as well as the designs and building specifications for the Building 1, all of which are detailed and attached hereto as Exhibit E (the “Building Specs”), prior to the execution of this PSA. The floor plans and the Building Specs shall collectively be referred to as the “Final Designs”. Align acknowledges and agrees that any changes requested to the Final Designs may result in an increased Purchase Price and that it could impact the proposed date for delivery of the Building 1 under this PSA. Align shall be the sole responsible to remodel Building 1, as it deems necessary, after the Closing for its operation, following the regulations established in the Condominium CC&Rs. BBC accepts that, upon Closing, Align shall construct a full-service kitchen in Building 1 for its employees’ use; for such purposes, the Parties shall work together to identify an appropriate temporary loading dock that will be located near Building 1, and, if necessary, a freight elevator for such kitchen, but the location and design shall be approved previously by BBC or the Condominium (as applicable). Additionally, the Project will have a permanent loading dock (located between Building 2 and 3).

BBC shall use its best efforts to construct and complete Building 1 following the construction schedule attached hereto as Exhibit F on or before January 02, 2018 (“Building Completion Date”) and in substantial compliance with the Final Design. The Building Completion Date may be extended in the event that the construction and completion of the Building is delayed for any reasons beyond BBC’s control, due to Acts of God, Force Majeure and/or acts or omissions attributable to Align, its directors, agents, personnel and contractors, including, but not limited to, flood, drought, storm, fire, explosion, labor strikes, civil unrest, insurrection, government action, or other causes not attributable to BBC, then BBC may extend the Building Completion Date by the time lost due to such delays. Align hereby accepts the uncertainty of the Building Completion Date and waives any and all claims against BBC as a result of BBC’s inability to complete Building 1 by the Building Completion Date for reasons beyond BBC’s control. Reasons beyond BBC´s control shall include any delays due or caused by institutional processes that must be carried out for the

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construction of Building 1 and the incorporation of the Condominium provided that BBC followed the processes diligently.

In the event of a delay in the Building Completion Date and/or Closing attributable to BBC, BBC will be granted a thirty (30) day grace period and upon expiration of such grace period:

(i)
If the delay in the Building Completion Date and/or Closing is related to the construction of Building 1, Align shall be entitled to a credit of $26,124,80. Dollars for each day of delay up to a maximum amount of $1,567,488.00 (the “Construction Fine”) applicable to the Purchase Price.  Such amount shall be proportional to the days or weeks of delays, if any. Nonetheless, a delay in the Building Completion that implies a delay in Closing for more than sixty (60) days shall be considered a BBC´s default under section twelfth of this PSA.

(ii)
If the delay in the Building Completion Date and/or Closing is related to processes before institutions or authorities, including, but not limited to, incorporation of the Condominium before the National Registry, provided BBC has acted diligently in all such processes, Align shall be entitled to a credit of $32,483.17 dollars for each month of delay (the “Cam Fine”) applicable to the monthly CAM Fee. BBC, as goodwill and in order to prevent this delay, will appoint a specific person or committee to make sure that the permitting of the construction and the permitting and registration of the Condominium do not delay the Closing. Notwithstanding, a delay in the processes before institutions or authorities that implies a delay in Closing for more than sixty (60) days shall give Align the possibility to terminate unilaterally the PSA and request the reimbursement of all sums deposited in escrow with its accrued interests as the sole indemnity. In such event, Parties shall be released from the PSA and no further obligation shall remain between the Parties. This delay shall not be considered BBC’s default under section twelfth of this PSA.

Align acknowledges that (1) all brochures, illustrations, advertising and marketing materials, displays, plans or any other materials showing or depicting the Project or (2) fixtures, furnishings and interior designs shown in such materials or in the sales models or any other representation of Building 1 or the Project are for illustration only and shall not be an agreement between the Parties to either complete Building 1 or the Project, in accordance with any of such materials or documents unless specifically agreed to in writing by the Parties, except for all Exhibits attached herewith.

The projected square meters, location and configuration of Building 1, the Exclusive Common Areas and, if applicable, the common areas of the Project and all improvements comprising the Building 1 and the Project, may vary from that shown in the Master Plan and/or Floor Plan or any other materials or documents based on BBC’s placement of all such final improvements, except as indicated in all exhibits herewith, which

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are mandatory including, without limitation: (i) the location, size, height and composition of underground utilities, roads, sidewalks, driveways, walls, fences, or other improvements constituting common area and/or common area improvements to be constructed on or adjacent to the Building 1, or (ii) the location, size, height, or any improvements located or to be located in the common areas. Provided, however, that such variations shall not, in any manner, affect the proper usage of Building 1.

BBC reserves the right, at BBC’s sole discretion, to substitute the type and location of building materials and other items in the Building 1 and Project with material and items of comparable quality and functionality to that shown in the Final Designs and all exhibits herewith. Any such substitutions shall be made at no additional cost to Align and may include, without limitation, electrical outlets and switches, doors and windows, wall surfaces, finishes, and floor coverings. Provided, however, that such variations shall not, in any manner, affect the proper usage of Building 1 and, provided further, that any saving in the total cost of Building 1 shall be split between the Parties, and, therefore, Align shall get a credit on the Purchase Price equivalent to 50% of such saving.

Align acknowledges and accepts that the Project is being developed in phases and, therefore, acknowledges and accepts that while Align is operating, BBC may continue the construction process of the Project. In such event, BBC shall (i) take reasonable and customary preventive measures to avoid disturbance to Align’s operation (e.g. controlling dust, limiting noises to non-working hours, among others), (ii) provide Align and Align’s employees, agents and contractors with safe and secure 24/7 access to the Building 1 and its corresponding vehicle parking spaces and common areas, and (iii) provide separate access to the construction site for the construction personnel, equipment and materials.

Sixth: Entry Prior to Closing. Align acknowledges that control, direction and supervision of all construction personnel at the construction site will lie exclusively with BBC and that Align may not issue any instructions to, request construction modifications from, or otherwise interfere with, construction personnel. However, Align shall be allowed to monitor and inspect the construction of Building 1 at any time and shall have the right, but not the obligation, to access to Building 1 limited to the preliminary preparation works, that is, start the applicable designing and permitting processes for improvements to be performed after Closing, prior written notice to BBC with 3 business days in advance, during the hours set by BBC, and with the presence at all times of BBC or an authorized representative, following the terms established herein. Align acknowledges and accepts that if the inspections materially interfere or disrupt the construction process and causes a delay, BBC shall be released from any responsibility in connection to such interference or disruption and the Building Completion Date and/or Closing could be delayed but not more than the equivalent to the delay caused by such interference or disruption.

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Any entry on the Project or the Building 1 by Align during construction and prior to the Closing, shall be at Align's own risk, except for negligence or willful misconduct attributable to BBC, its personnel, contractors or representatives, and Align agrees to indemnify, defend and hold BBC, its agents, contractors, officers, directors, shareholders, partners and employees, harmless from and against all claims, demands, liabilities and expenses arising out of or in connection with any personal injury, death or property damage to Align, Align's invitees, employees, agents, contractors, consultants, and guests, BBC, BBC’s representatives, or any other individual or entity as a result of any such entry. Align understands that in order to permit the work to progress in orderly fashion, no interference with construction work on the Project or Building 1 shall be permitted. Additionally, no work of any kind may be contracted for or performed by Align or Align's agents on the Building 1 prior to Closing, except as agreed herein, which is limited to the preliminary preparation work, but in no way this preliminary preparation works may cause delays in the construction of Building 1, the Project or the Closing. Align agrees, as an express condition of entering the Project or the Building 1 during the course of construction and before the Closing, that Align shall, on behalf of Align and all agents, consultants, contractors, guests or other third parties given permission to enter the Project or the Building 1 to strictly adhere to and abide by all of occupational, construction and safety rules of BBC or the construction firm, with the understanding that the individual will enter the Project or Building 1 at its own account and risk, for this reason Align agrees to and shall indemnify, defend and hold harmless BBC, and its contractors, employees, directors and agents against any claims, demands, loss, damages, liability, or other expense that they may suffer or incur as a result of the such individual entering the Project or Building 1 during the construction.

Seventh: Inspection and Punch List. Align or an authorized representative shall be entitled to a Building Commissioning of the Building 1 upon receipt of Substantial Completion Notice, understood as the process of verifying on site applicable subsystems’ ability to meet Align’s physical and functional requirements pursuant to this PSA and its Exhibits. The Building Commissioning shall be scheduled at a mutually convenient time to BBC and Align, provided, however, that the inspection shall take place at the latest during the 30 calendar days following receipt by Align of the Substantial Completion Notice (the “Inspection Period”). During this process, the Parties shall prepare a written itemized list to be signed by the Parties identifying conditions which the Parties agree are to be completed by BBC within a reasonable period of time (the “Punch List”). If the items included in the Punch List have not been addressed by BBC prior to the Closing, BBC and Align will agree on an amount to be kept in the escrow account of the Escrow Agent (the “Holdback Deposit") to be disbursed to BBC upon completion of the Punch List within the agreed term or to Align in the event BBC fails to complete the Punch List on the agreed term due to reasons attributable to BBC. In the event of partial completion, such amount shall be disbursed proportionally. If the Punch List is not completed due to just cause or reasons indicated in section fifth of this PSA, the agreed term shall be

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extended. Notwithstanding the above, the Holdback Deposit shall be proportional to the pending Punch List items and at no time shall exceed 5% of the Purchase Price.

Align’s failure for any reason to inspect Building 1 as expressly provided above, or during the Inspection Period, shall be deemed as a waiver of such inspection right by Align and acceptance of the condition of Building 1, and shall trigger the obligation of Align to deliver to the Escrow Agent the second (in the event that the Substantial Completion is still under challenge in accordance with section third of this PSA) and/or final payment of the Purchase Price.

Eight: CC&Rs and Signage. Building 1 will be part of a statutory condominium pursuant to the Condominium Act. Therefore, Align acknowledges and undertakes to abide and comply that the Project and Building 1 are subject to and governed by the Condominium Act and the CC&Rs. Align during due diligence shall receive a full and complete CC&Rs, provided, however, that the draft of such CC&Rs shall be delivered to Align and Align shall have the right to request reasonable modifications to such draft only in the matters pertaining to Align’s operation in Building 1, and Align agrees to be bound by the Condominium Act and the CC&R’s, and recognizes that such CC&Rs will be substantially the same as those delivered during the due diligence as they may be modified prior to Closing, but such modifications shall not affect Align’s rights under this PSA. The Condominium Act and the CC&R’s are applicable to each and every owner of the Project, and must be undertaken, complied with and observed by all condominium unit owners, specifically regarding the condominium maintenance quota.

After Closing, as part of the Condominium, Align shall be the sole responsible to pay all maintenance quota for the Exclusive Common Area and the corresponding maintenance quota due to the purchase of the Condominium Units (“CAM Fee”). The current CAM Fee is calculated in $3.09 Dollars per sq. m. per month, so, taking that Building 1 is comprised of 10,513 sq. m., the total monthly paid to be paid by Align shall be $32,483.17 Dollars. The CAM Fee shall be adjusted if the measurement of Building 1 varies. The CAM Fee will be increased or decreased by the Condominium Owners Assembly, based upon yearly operational budget review, and such increase shall be binding to Align.

After Closing, Align shall be authorized to install signs in the following places:

▪	Monument (if available): Align shall have the first right to select the place/location in the monument built by the Project to install its signage.

▪
Building South Façade: the building south façade permits the installation of 4 signs with the same size. Align shall have the first right to select the space in the corresponding assigned location to install its signage.

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▪	Building East & West façades: the building East and West façades permit the installation of 1 sign exclusive for Align. No further signs shall be allowed unless expressly agreed by Align.

▪	North façade: No signage shall be installed in this façade unless expressly agreed by Align and BBC.

All signage shall comply with the signage specifications indicated in the CC&Rs, the process established by the Condominium and the applicable law. All signage, prior installation, shall be authorized by the Condominium Administration.

Ninth: Closing. The closing of the purchase and sale of the Building 1 (the “Closing”) shall occur on January 02, 2018, except if the term is extended as indicated in this PSA, subject, however, to the satisfaction of all conditions agreed upon herein for which BBC shall deliver the Closing Notice to Align no later than December 15, 2017, except if the term is extended as indicated in this PSA. BBC at all times shall send the Closing Notice, 15 calendar days prior to the Closing date. Closing Notice shall mean the notice sent by BBC to Align advising that the Substantial Completion, the registration of the Condominium before the National Registry and the assignation of the property number to the Condominium Units have been completed. In the event all such conditions are satisfied prior to this date, Align shall have the right, but not the obligation, to accelerate the Closing Date by giving written notice to BBC. If the registered cadastral plans for the Condominium Units are not delivered at Closing, the sum of $500,000.00 Dollars shall be retained in the Escrow Account until the registered cadastral plans are duly delivered to Align, which shall not exceed three months after Closing. Once the cadastral plans are delivered, the Escrow Agent shall disburse the $500,000.00 Dollars and accrued interest to BBC. In the event the cadastral plans are not delivered within the term established herein, Align shall appoint its own surveyor for the issuing of the surveys and the corresponding cadastral registration, and all fees and costs shall be paid by the retained amount in the Escrow Account. Once the cadastral plans are recorded and finalized and all costs and fees duly paid, Escrow Agent shall disburse the remaining funds and its corresponding accrued interests to BBC.

Align shall deliver the draft of the purchase deed within 3 business days following the Closing Notice. If the draft is not received by BBC during such term, the Closing shall be extended for the same days of delay.

On the Closing date, all of the following events shall simultaneously occur:

(a)
Align shall execute and irrevocable, unconditional and absolute letter of instruction to disburse funds (“Disbursement Letter”) in the form agreed by BBC to the Escrow Agent, instructing the Escrow Agent to immediately disburse to BBC all the amounts deposited in the Escrow Account plus the accrued interests, minus any Holdback Deposit (if applicable). The Disbursement Letter shall be delivered or sent to the Escrow Agent immediately after its execution.

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(b)
Parties shall execute before Align’s notary the purchase transfer deed of the Condominium Units, which will effectively transfer the ownership over the Condominium Units to Align. Such public deed shall include the representations and warranties included herein and Exhibit G, which shall survive Closing. Notwithstanding the above, in the event during the Due Diligence Period Align discovers a circumstance under which an additional representation is required, the Parties shall negotiate such representation in good faith.

(c)	BBC shall deliver to Align:

i.	Certification of each of the Condominium Units issued by the National Registry.

ii.	Final and recorded CC&Rs of the Project.

iii.	Account statement from the Municipality.

iv.	Utilities payment status and availability.

v.	As-built plans of Building 1.

vi.	The warranty given by the construction builder of Building 1 duly endorsed under Align’s name.

vii.	Fifty percent of the transfer costs shall be deposited into the bank account designated by the Notary Public appointed by Align.

At Closing, BBC shall transfer the Condominium Units to Align free and clear of all liens, encumbrances, with the taxes, utilities and condominium payments up to date, leases and mortgages, except that the Condominium Units may be subject to the following: (i) the CC&R’s; (ii) any restrictions, reservations, conditions, limitations, and easements of record prior to closing or imposed by governmental authorities or institutions having jurisdiction or control over the Condominium Units, provided, however, that Align may terminate this PSA with no further responsibility if such restrictions, reservations, conditions, limitations, and easements affect the proper use of Building 1; (iii) any easements granted to any utility or service provider prior to Closing or as indicated in clause fourth of this PSA, subject, however that Align may terminate this PSA with no further responsibility if such restrictions, reservations, conditions, limitations, and easements affect the proper use of Building 1; and (iv) the Free Trade Zone Act and the park regulations. BBC shall have remedied any defects (if any) in title requested by Align and title shall be delivered subject only to such exceptions as are approved in writing by Align and established herein. Prepayment fees or expenses, if any, regarding any existing liens or mortgages on the Condominium Units shall be paid by Seller.

At Closing: (i) the Exclusive Common Areas shall be designated in the CC&Rs for the exclusive use of the owner of the Condominium Units and approved by the Condominium Owners Assembly, and (ii) the exclusive use of the 421 vehicle parking spaces on behalf of the owner of the Condominium Units shall be approved and authorized by the Condominium Owners Assembly, and shall be subject to the CC&Rs. Such Condominium Owners Assembly shall be notarized and a copy shall be delivered to Align before Closing.

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Furthermore, a draft of such minute shall be delivered to Align and Align shall have the right to request reasonable modifications to such draft.

Tenth: Free Trade Zone Regimen. Each party shall be responsible for applying for, acquiring, maintaining and paying for all permits required for its operation under the FTZ. Furthermore, BBC shall obtain final Customs approval prior to Closing, for purposes of Align filing the applicable petition to move its main offices to BBC´s FTZ park.

Additionally, each party shall maintain and keep all requirements to qualify as a FTZ beneficiary in order and current, as long as its role as beneficiary is required by law; as well as to comply with all rules and regulations, present or future, related with the Free Trade Zone Regimen, included but not limited to the Free Trade Zone Act, the CC&Rs, the Project internal regulations and the Park Regulations. Furthermore, BBC shall maintain its FTZ grant to Building 1 after Closing in order to assure that Align operates as a FTZ beneficiary at all times, this obligation shall be terminated if Align sells Building 1 to a non FTZ beneficiary, losses its designation as beneficiary of the FTZ or if the FTZ regimen is eliminated or transformed by the government and such change or elimination affects materially the business of either of the Parties. The assignment of BBC´s FTZ grant to a third party shall not affect Align’s operation under the FTZ regimen.

Eleventh: Right of First Refusal. Align shall have an ongoing Right of First Refusal (“ROFR”) to lease or purchase any portion of the Building 2 (adjacent building to the Building 1). For such purposes, BBC shall give notice to Align of any formal offer received to lease or purchase any portion of the Building 2 (the “Offer”) with respect to the material terms and conditions of the Offer. Align shall have 15 calendar days from receipt of the notice to confirm BBC in writing if it wishes to lease or purchase applicable area in accordance with the Offer and the applicable the terms and conditions set forth in this PSA. If Align responds it will not lease or purchase such area, or fails to timely respond to BBC within the 15-calendar day time period, BBC may freely lease or sell such area under the terms and conditions of the Offer disclosed to Align. The ROFR to lease or purchase will be deemed terminated for any portions of the Building 2 that are leased or sold to lessees or buyers by means of this process. In the event that Align agrees to exercise the ROFR, such communication shall be deemed an acceptance to enter into a lease or purchase agreement for the corresponding area pursuant to the terms and conditions set forth in the ROFR notice of the Offer, and the Parties shall execute the corresponding agreement within 30 calendar days. If the final agreement is not entered within the 30 calendar days indicated above due to Align’s act or omission, then BBC shall be released from its obligation and may freely lease or sell such area under the terms and conditions disclosed to Align to a third party.

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Twelfth: Default and Remedies. If any of the Parties fails to comply with any obligation under this PSA after the Due Diligence Period, the non-defaulting party shall deliver written notice of such default (“Default Notice”) to the defaulting party, provided that such defaults are not the non-defaulting party’s fault or reasonably justified. The non-completion of Building 1 due to reasons established in clause fifth shall not be considered as a default. If the defaulting party fails to cure or remedy the default within 20 business days after the Default Notice is delivered, the non-defaulting party shall have the right to terminate this PSA, and such termination shall have the following consequences:

(a)	Default by Align:

i.
BBC may terminate unilaterally this PSA, without judicial or arbitral declaration, by giving written notice to Align and Escrow Agent, and Escrow Agent, as solely instructed by BBC, shall disburse 10% of the Purchase Price, with the corresponding accrued interests, to BBC as the sole compensation and the remaining funds, with the corresponding accrued interests, in the Escrow Account to be released to Align, and the Parties shall be released from the PSA.

(b)	Default by BBC:

i.
Align may unilaterally terminate the PSA, without judicial or arbitral declaration, by giving written notice to BBC and Escrow Agent, and Escrow Agent, as solely instructed by Align, shall reimburse all sums deposited in the Escrow Account, with all accrued interests, to Align. Furthermore, Align shall be entitled to receive, from BBC, an amount equal to 10% of the Purchase Price as the sole compensation, and the Parties shall be released from the PSA. Any delay due to reasons described in section fifth of this PSA, shall not be considered as BBC’s default.

Notwithstanding the above, Align may seek specific performance from BBC.

(c)
In every case, the Escrow Agent shall disburse the funds 2 business days following the termination of the Disagreement Period (as defined herein). The notice of the unilateral termination shall be delivered to the Escrow Agent and the defaulting Party. In the event of conflict, the defaulting or affected Party shall have 5 calendar days following the received of the unilateral termination notice (the “Disagreement Period”) to manifest and give notice to the Escrow Agent and the Party terminating the agreement of its disagreement regarding the unilateral termination (“Disagreement Notice”). If a Disagreement Notice is received, the Escrow Agent shall not deliver the funds until it receives (i) a joint instruction from the Parties, or (ii) a final ruling by the applicable arbitral court.

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Nonetheless and for the avoidance of doubt, Align shall be entitled to terminate this PSA at any time before the expiration of the Due Diligence Period as per section fourth above.

Thirteenth: Representations and Warranties by Align. Align represents and warrants to BBC as of the date of this PSA and as of the date of Closing, as follows:

(a)	Organization, Corporate Power and Standing.

i.
Align is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Costa Rica with all power and authority necessary to out the transactions contemplated by this PSA and to perform its obligations under the PSA to which it is a party. Align is duly qualified, authorized, registered and licensed to do business.

ii.
The execution of this PSA and the consummation of the transactions contemplated hereby have been, or by Closing will be, duly authorized by the competent corporate bodies of Align, specifically the quota holders’ assembly, and no other corporate action on the part of Align is necessary to authorize the execution of this PSA or the consummation of any of the transactions contemplated hereby.

iii.	Align has not taken any action or failed to take any action, which action or failure would preclude or prevent Align from performing its obligations under, or consummating, this PSA.

iv.	This PSA constitutes a legal, valid, binding and enforceable obligation of Align in accordance with its terms.

(b)
Non-Contravention. The execution, delivery and performance of this PSA by Align will not contravene or violate (i) any legal requirement applicable to Align, (ii) the Align's Governing Documents (means, as applicable, Articles of Incorporation, Articles of Organization, bylaws, shareholders agreement, operating agreement and/or any other similar governing document of the relevant Party under the laws of Costa Rica), (iii) any term, condition or provision of any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Align is party, or which give any party the right to terminate, modify, accelerate or otherwise change existing rights or obligations, or (iv) violate any law, injunction, judgment, order, ruling, charge or other restriction of any governmental body to which Align is subject.

(c)
Consents. Align does not need to give any notice to, make any declaration, filing or registration with, or obtain any consent, authorization or approval from any governmental body or any other Person (means an individual, corporation, partnership, trust, legal entity or governmental body) in connection with the execution of this PSA and any document related thereto to which it is or shall be a party, or the

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consummation of any of the transactions contemplated thereby. The unique consent and/or authorization will be obtained from the quota holders’ assembly as required by the Commercial Code of Costa Rica.

(d)
Absence of Litigation. There is no action, suit, investigation or proceeding pending against or, to Align’s knowledge, threatened against Align or any of its affiliates or related companies before or by any governmental body, and neither Align nor any of its affiliates or related companies is subject to any outstanding order, judgment or decree, which, in each case, in any manner challenges or seeks to prevent, enjoin, alter, void or delay the transactions contemplated by the PSA.

(e)
Condominium and Free Trade Zone Regimen. Align acknowledges, accepts and agrees that the Property, Building 1 and its operation shall be subject to the Condominium Act, the CC&Rs, the Free Trade Zone Act, the regulation of the Free Trade Zone Park, and any other applicable law.

Fourteenth: Representations and Warranties by BBC. BBC represents and warrants to Align as of the date of this PSA and as of the date of Closing, as follows:

(a)	Organization, Corporate Power and Standing.

i.
BBC is a company duly organized, validly existing and in good standing under the laws of the Republic of Costa Rica with all power and authority necessary to out the transactions contemplated by this PSA and to perform its obligations under the PSA to which it is a party. BBC is duly qualified, authorized, registered and licensed to do business.

ii.
The execution of this PSA and the consummation of the transactions contemplated hereby have been, or by Closing will be, duly authorized by the competent corporate bodies of BBC, specifically by the board of directors, and no other corporate action on the part of BBC is necessary to authorize the execution of this PSA or the consummation of any of the transactions contemplated hereby.

iii.	BBC has not taken any action or failed to take any action, which action or failure would preclude or prevent BBC from performing its obligations under, or consummating, this PSA.

iv.	This PSA constitutes a legal, valid, binding and enforceable obligation of BBC in accordance with its terms.

(b)
Non-Contravention. The execution, delivery and performance of this PSA by BBC will not contravene or violate (i) any legal requirement applicable to BBC, (ii) the BBC's Governing Documents, (iii) any term, condition or provision of any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which BBC is party, or which give any party the right to terminate, modify, accelerate or otherwise change existing

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rights or obligations, or (iv) violate any law, injunction, judgment, order, ruling, charge or other restriction of any governmental body to which BBC is subject.

(c)
Consents. BBC does not need to give any notice to, make any declaration, filing or registration with, or obtain any consent, authorization or approval from any governmental body or any other Person in connection with the execution of this PSA and any document related thereto to which it is or shall be a party, or the consummation of any of the transactions contemplated thereby. The unique consent and/or authorization will be obtained from the board of directors as required by the Commercial Code of Costa Rica.

(d)
Absence of Litigation. There is no action, suit, investigation or proceeding pending against or, to BBC’s knowledge, threatened against BBC or any of its affiliates or related companies before or by any governmental body, and neither BBC nor any of its affiliates or related companies is subject to any outstanding order, judgment or decree, which, in each case, in any manner challenges or seeks to prevent, enjoin, alter, void or delay the transactions contemplated by the PSA.

(e)
Title of the Property. BBC has good and marketable title to, and a full ownership interest in the Property, free and clear of any mortgages, encumbrances, liens and options, except for the ones recorded as of today before the National Registry; and that BBC will transfer the Condominium Units free and clear of any mortgage, pledge, liens, encumbrances, except as indicated in this PSA, purchase rights contracts, commitments, and with all public services and municipal obligations, including property taxes, paid up to date. BBC shall not create any title exceptions, execute any leases, rental agreements, licenses, or otherwise encumber Building 1 during the term of this PSA.

(f)
No Third-Party Claims. BBC has possessed the Property in a valid, public, pacific and uninterrupted manner as owner of the Property, it has no knowledge of any claims of any kind, in which the BBC’s right of property, is challenged or questioned.

(g)
Bankruptcy. BBC has not been declared in bankruptcy, nor judicial administration, and that the sale of the Building 1 does not create a risk of obtaining those declarations, nor is in the proximity of filing to obtain those declarations, and does not have debts regarding present or contingent taxes that may adversely affect the Building 1.

(h)
Cessation of Marketing. BBC represents and warrants that while this PSA is valid and in place, BBC shall not market Building 1 or respond to any lease or purchase inquiries regarding Building 1 until the Closing or the termination of this PSA.

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(i)
Condominium and Free Trade Zone Regimen. BBC acknowledges, accepts and agrees that Align requires Building 1 operation to be subject to the Condominium Act and to the Free Trade Zone Act, as a service FTZ park.

(j)
Zoning and permitted use. BBC represents and warrants that the Property and therefore the Condominium Units are classified under the applicable zoning regulations as industrial and commercial areas and therefore Align´s intended use shall be permitted by applicable authorities and the CC&Rs.

(k)
Construction of the Project. The Project and therefore Building 1, has been and is currently built in compliance with all applicable laws and permits and no hazardous materials have been used or wasted. Furthermore, the construction of the Project complies with all labor and environmental regulations, both national and municipal. The construction of the Project will not contravene or violate any license, permit, or authorization granted by the authorities and institutions for the construction of the Project, included, but not limited, to environmental viability and construction permit.

(l)	Permitting and Registration of the Condominium. BBC represents and warrants that all permitting process, including, but not limited to, the registration of the Condominium, will be done diligently.

The representations and warranties herein shall survive Closing and shall be incorporated in the purchase deed.

Fifteenth: Confidentiality. For the purpose of this PSA, “Confidential Information” means: any information, knowledge and documents in tangible form or contained in a storage medium, disclosed by one Party to the other; all information learned by each Party about the other Party of the Project; and any technical or business information owned by one Party that becomes known to the other Party in connection with this PSA; the terms and conditions of this PSA, its Exhibits and all other documents contemplated hereby.

Each Party shall maintain the Confidential Information in confidence using at least the same degree of care as used for its own confidential information. Neither Party shall disclose or divulge any Confidential Information received by it in connection with this PSA to a third party without prior written consent of the disclosing Party, and neither Party may use any Confidential Information for any purpose other than to fulfill its obligations under this PSA or any other agreement contemplated hereby.

The obligations set forth in this clause shall not apply to any information which:

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a)	Is known publicly prior to disclosure by the disclosing Party;

b)	Becomes known publicly after disclosure by disclosing Party through no fault of the receiving Party; or

c)	Is learned by the receiving Party from a third party entitled to disclose it without any obligation of confidentiality.

Either Party may disclose Confidential Information only to the Parties’ attorneys, consultants, partners, accountants and advisors (herein “Consultants”); provided, however, that such Party shall impose on its Consultants the same obligations of confidentiality as such Party owes herein. To disclose the information to other third parties, the Party shall seek written approval of the other Party.

The obligations set forth this clause shall not prevent the Party in receipt of Confidential Information from disclosing the same pursuant to any statute or any judicial or governmental order upon prior written notice thereof to the disclosing Party in order to enable the other Party to seek a protective remedy or other remedy, to the extent practicable, and provided that disclosure is limited solely to the extent required. Press releases and other information on the execution, conclusion, the content and performance of this PSA can be made available to third parties, particularly press agencies, without the prior written consent of the other Party hereto, provided, however, that only general information can be disclosed and not the details of the transaction. The confidentiality of Confidential Information will survive Closing, expiration or termination of this PSA for 3 years.

Sixteenth: Brokers’ Commissions. Align represents that it has not dealt with any brokers or finders in connection with this transaction other than Kartman & Associates and CBRE, Inc. BBC shall pay the brokers’ commission to Kartman & Associates at Closing. BBC shall be responsible for all sales commissions and shall defend, indemnify and hold Align harmless for payment of any commissions, finder’s fees or claims related to the sale of the Building 1 by any other person or entity whose claim arises out of the actions or inactions of BBC. The commission shall be paid only in the event that Align purchases Building 1, and will be paid at Closing.

Seventeenth: Miscellaneous Provisions.

a)
Notices. Any notice from one Party to the other in connection with this PSA shall be made in writing, and in original or via courier, or certified mail. For this purpose and as provided in Article nineteen of the Law of Service of Process, number 8687, the following addresses are provided:

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To Align:
To the attention of Anamaría Castillo and Andres Salazar.
Address: Global Park, La Aurora, Heredia, Costa Rica
Fax: 2201-71-52
Email anamaria@aligntech.com and mandatory copy to AskLegal@aligntech.com.
With a mandatory but non-binding copy to cbaltodano@zurcherodioraven.com and anamaria@aligntech.com

To BBC:
To the attention of Vivian Liberman.
Address: BLP offices, 4th floor, BLP Building, Via Lindora Commercial Center, Lindora, Pozos, Santa Ana, San Jose, Costa Rica.
Fax: +506 2205-3940.
With mandatory copy with no legal effect to the emails vliberman@blplegal.com, aestrada@portafolio.cr and avolio@portafolio.cr.

Parties shall be authorized to modify the address for communications or notices with prior written notice to the other Party.

b)	Governing Law and Dispute Resolution. This PSA shall be interpreted and governed by the laws of the Republic of Costa Rica.

Any disputes, claims, differences or controversies arising out of or in connection with any aspect of this PSA, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by arbitration of law pursuant to the rules of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce (“CICA”). The Parties hereby agree to submit voluntarily and unconditionally to its rules. The arbitration shall take place at the CICA in San José, Republic of Costa Rica. An arbitration tribunal of 3 arbitrators shall decide the matters subject to the arbitration procedure. The arbitrators shall be appointed by the CICA. The award rendered pursuant to such arbitration shall be in writing, shall be final, binding and conclusive between the Parties. The award shall have no further recourse, except for those provided for review and nullity. Once the award is rendered and is final, it will produce the effects of res judicata and the Parties shall comply with the award without delay. The proceedings and their content shall be absolutely confidential. The costs related to the arbitration procedure as well as the arbitrators' fees shall be borne by the Parties in equal proportion, unless the Tribunal decides otherwise. Each Party will bear the fees of their attorneys, advisors or consultants; this shall not preclude the obligation of the losing Party to reimburse costs to the prevailing Party. To this effect, the award shall order the losing Party to pay all costs, including any and all legal fees due to legal counselors, attorneys and barristers.

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c)
Severability. In the event any provision of this PSA is found to be void and/or unenforceable by a court or tribunal of competent jurisdiction, the remaining provisions of this PSA shall nevertheless be binding upon the Parties with the same effect as though the void and/or unenforceable provision had been severed and deleted. Moreover, in such an event, the Parties shall amend the invalid, illegal or unenforceable provision(s) or any part thereof and/or agree on a new provision, in such a way as to reflect as closely as possible the purposes of the invalid, illegal or unenforceable provision(s).

d)
Entire Agreement. This PSA contains the entire agreement between the Parties, including its Exhibits. Any discrepancy between the PSA and the Exhibits, the PSA shall prevail. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the Parties other than as herein set forth. No amendment or modification of this PSA shall be valid unless the same is in writing and signed by the Parties hereto.

e)	Headings. In this PSA, the headings are inserted for convenience and to ease its reading only and shall not affect the interpretation of this PSA.

f)
No Waiver of Rights of the Parties. Failure by either Party to demand the strict compliance at any time with any of the covenants or agreements, or to exercise any option, right, power or remedy contained in this PSA, shall not be considered an implicit waiver thereof towards the future.

g)
Date Authentication. This PSA shall not be notarized due to its confidentiality clause. Nevertheless, either party is authorized to appear individually, with no need for or requirement to the other Party, before a Notary Public, selected by it, to have this PSA date authenticated.

h)
Assignment. Parties cannot assign this PSA without prior consent of the other Party, provided, however, that once assigned it shall give notice to the other Party. Align should not require BBC’s consent if the PSA is assigned to a related company.

i)
Counterparts. This PSA may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

j)	Estimation. Parties estimates this Agreement in the amount of the Initial Payment. Parties shall pay equally any and all stamp tax associated with the execution and delivery of this PSA.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this PSA in 2 counterparts on the Effective Date on the places indicated below.

By: /s/ ALFREDO VOLIO GUERRERO	By: /s/ JACK LIBERMAN
Name: Alfredo Volio Guerrero	Name: Jack Liberman
Place: San Jose, CR	Place: San Jose, CR
BELEN BUSINESS CENTER CIR, S.A.	BELEN BUSINESS CENTER CIR, S.A.

By: /s/ ANAMARIA CASTILLO MONCALEANO
Name: Anamaria Castillo Moncaleano
Place: San Jose, CA
ALIGN TECHNOLOGY DE COSTA RICA, S.R.L

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List of Exhibits (under preparation)

▪	Exhibit A: Good standing and legal representation of BBC.

▪	Exhibit B: Good standing and legal representation of Align.

▪	Exhibit C: Description, master plan of the Project and Building Technical Description.

▪	Exhibit D: Floor Plans of the Building 1.

▪	Exhibit E: Building 1 Specifications Summary.

▪	Exhibit F: Construction Schedule.

▪	Exhibit G: Additional Representations and Warranties in the Transfer Public Deed.

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Exhibit A:
Good standing and legal representation of BBC
(attached)

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Exhibit B:
Good standing and legal representation of Align
(attached)

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Exhibit C:
Description, master plan of the Project and
Building Technical Description
(attached)

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Exhibit D:
Floor Plans of the Building 1
(attached)

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Exhibit E:
Building 1 Specifications Summary
(attached and indicated herein)

Notes:

▪	The term “Landlord” and “Developer” shall be read as “BBC” and the term “Client” and “tenant” shall be read as “Align”.

▪	“NRA” means net rentable area.

▪	“NFPA” means National Fire Protection Association.

▪	“HVAC” means heating, ventilation and air conditioning.

▪	“VRF” means variable refrigerant flow.

▪	“NFPS” means the National Federation for Personal Safety.

▪	“CCTV” means closed-circuit television.

▪	“ADA” means Americans with Disabilities Act.

▪
The requirement that the building core and shell and other components have to comply with FM Global regulation, standards and codes has been waived by Align, and, therefore, is not a requirement for the construction of Building 1.

▪	“BMS” means building management system.

Specifications above market standards – any discrepancy with these items and the other exhibits, these items shall prevail:

▪
The Building will have an outside area on the first level for the installation of the chill-water cooling tower and gas tank. The installation of the equipment shall be Align’s responsibility. The installation shall comply with all applicable regulation, including the Condominium and Park regulations.

▪
The Building shall include vertical piping of the HVAC system. Align shall confirm the type of piping before August 15, 2017. After such term without Align’s indication, BBC may choose the type of piping at its sole discretion.

▪	Private use common areas in the basement are marked in blue in attached the document.

▪
The Building façade may not be modified as they are common area of the Condominium. Notwithstanding, Align shall be authorized to install another access in the kitchen, as well an elevator; provided, however, that the location shall be defined in advance jointly with the Condominium and BBC.

▪
The Building elevators may not be used for construction purposes. Nevertheless, one elevator will be equipped with protection walls for Align’s remodeling. Align may only use the assigned elevator for this purpose. The elevator weight capacity is 1.000 kg. Align at all times shall comply with the

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elevators use regulations. The misuse of the elevators by Align and its contractors may result in a fine and/or payment of damages.

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Exhibit F:
Construction Schedule
(attached)

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Exhibit G
Additional Representations and Warranties in the Transfer Public Deed

La Vendedora declara que las Fincas Filiales deben entenderse en conjunto como: (i) la totalidad de los derechos que comprende la propiedad inmueble debidamente inscrita a nombre de la Vendedora en relación con las Fincas Filiales; (ii) las mejoras y edificaciones localizadas en cada inmueble a esta fecha; (iii) los derechos, toda clase de servidumbres, permisos o privilegios otorgados a favor de la propiedad, así como cualquier permiso, aprobaciones, autorización, licencias, planos y visados para el desarrollo y construcción que hayan sido gestionados y otorgados por las autoridades gubernamentales y privadas correspondientes sobre las Fincas Filiales; (iv) la totalidad de los derechos, permisos, autorizaciones, usos de suelo, aprobaciones, concesiones, prerrogativas, licencias y visados, que le hayan sido otorgados a la Vendedora por cualquier autoridad gubernamental y privada, necesarias para el ejercicio del derecho de uso y disfrute de las Fincas Filiales, de conformidad con los acuerdos privados vigentes, en caso de que existan, y con la normativa vigente. Lo anterior comprende, sin limitarse a ello, documentos emitidos por la Municipalidad, Ministerio de Ambiente y Energía, Secretaría Técnica Nacional Ambiental (SETENA), Instituto Nacional de Vivienda y Urbanismo, Ministerio de Salud, Ministerio de Obras Públicas y Transportes, Colegio Federado de Ingenieros y Arquitectos, si los hubiere y siempre que se refieran únicamente a las Fincas Filiales; (v) la totalidad de los registros y expedientes de las Fincas Filiales; (vi) toda participación en propiedad común, derechos y demás intereses tutelados que sean pertinentes a las Fincas Filiales que se traspasan, todo de conformidad con la descripción legal vigente e inscrita del Condominio del cual es parte, (vii) el correspondiente derecho de uso exclusivo de un total de 421 espacios de estacionamiento localizados dentro de las instalaciones del Condominio y distribuidos de la siguiente forma: ____________ [a ser completado al momento de la firma de la escritura]. Dichos espacios de estacionamiento corresponden a área común del Condominio, y su uso fue debidamente establecido como exclusivo a favor de las Fincas Filiales mediante Asamblea de Condóminos celebrada el día _____________, la cual fue debidamente celebrada y (viii) el correspondiente derecho de uso exclusivo de las siguientes áreas comunes: ______________. Dichas áreas fueron debidamente asignadas como área común de uso restringido a favor de las Fincas Filiales mediante Asamblea de Condóminos celebrada el día _____________, la cual fue debidamente celebrada.

La Vendedora declara que las Fincas Filiales pueden traspasarse sin ningún impedimento legal, por virtud de lo cual la presente compraventa se realiza: (i) Libre de anotaciones, gravámenes, cargas, reclamos, demandas, obligaciones, compromisos, pasivos, arrendamientos y derechos de terceros de cualquier naturaleza, salvo los que se describen a continuación: (a) servidumbre trasladada, citas:

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__________________, (b) [las que se crean por la constitución del Condominio], siendo que la Vendedora garantiza que dichas servidumbres no impiden el goce y disfrute de las Fincas Filiales; (ii) Libre de embargos de cualquier índole o naturaleza o anotaciones de embargo, garantías legales y garantías hipotecarias de cualquier grado, salvo los descritos anteriormente. Las Fincas Filiales no son parte, ni se encuentran sujetas a órdenes, resoluciones, decretos, estipulaciones o consentimiento de ninguna entidad judicial o administrativa; (iii) Al día con los cargos por servicios públicos y todos los pagos por impuestos y tasas correspondientes al día, ya sean municipales, nacionales o cualquier otro impuesto, tasa, canon u obligación del que sea objeto por las autoridades tributarias costarricenses y al día con la cuota de mantenimiento del Condominio y pagos relacionados; (iv) Libre de servidumbres de hecho o de derecho o de cualquier otra naturaleza, salvo las descritas anteriormente, y de limitaciones y restricciones, así como libre de usurpadores u ocupantes, de cualquier clase; (v) Libre de litigios pendientes de ninguna naturaleza; (vi) Libre de promesas u opciones, así como de contratos privados independientemente de su naturaleza, excepto por aquellos contratos existentes entre la Compradora y la Vendedora; (vii) La sociedad Vendedora no ha incurrido ni ha permitido, ni tiene conocimiento de que se haya incurrido o permitido, en ningún tipo de violación a provisiones, acuerdos, restricciones, condiciones, reglamentos o regulaciones de cualquier naturaleza que afecten las Fincas Filiales, particularmente y sin limitarse al Reglamento Interno de Operación del Parque y de Zona Franca, en su texto actual, y el Reglamento de Condominio y Administración del Condominio ____________. Particularmente, el status de Zona Franca de las Fincas Filiales se encuentra al día y en perfecto estado de cumplimiento con todos los requisitos legales y físicos inherentes al mismo status de Zona Franca, y que no existe ningún procedimiento pendiente que pudiera eventualmente anular, revocar, reducir o de alguna manera afectar dicho status, todo de conformidad con las regulaciones y Contrato de Operación vigentes y aplicables; (viii) No hay obligaciones relacionadas con el pago del precio que se deriven del presente traspaso y que puedan de alguna manera gravar las Fincas Filiales; (ix) La compraventa aquí realizada no es de ninguna manera una forma de traspaso preferencial hecho con el propósito de estorbar, retrasar o defraudar a los acreedores de la sociedad Vendedora; (x) Los representantes de la sociedad Vendedora han sido debidamente autorizados, y poseen facultades suficientes para este acto, así como para realizar las representaciones y manifestaciones que hacen en este acto en nombre de su representada; (xi) La presente transacción no requiere de la aprobación ni consentimiento de los socios de la sociedad vendedora, o bien, caso de que así lo requiera, ésta ha sido debidamente obtenida. En general, todos y cualquier consentimiento de terceras personas que pudieran ser necesarios para la validez o eficacia de esta transacción han sido obtenidos; (xii) Durante todo el tiempo que ha sido titular del derecho de propiedad sobre las Fincas Filiales (y anteriormente la finca que dio origen al Condominio), la sociedad vendedora no ha traspasado ninguna porción de las Fincas Filiales, no ha ejecutado ningún acto, así como tampoco lo ha permitido por parte de un tercero, que pueda de alguna manera afectar la descripción legal del inmueble, particularmente y sin limitarse a los límites de la propiedad; (xiii) La totalidad de la información brindada por la sociedad Vendedora a la sociedad Compradora sobre las Fincas Filiales, así como las circunstancias de hecho o de derecho que

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la afectan es exacta, veraz y correcta; (xiv) las Fincas Filiales y el Condominio del que son parte, han cumplido a cabalidad y se encuentran en cumplimiento los compromisos y obligaciones ambientales derivados de los permisos y viabilidad ambiental otorgada. Asimismo, no ha habido ni hay al día de hoy violación alguna de los compromisos ambientales particulares, ni de las regulaciones o normativa ambiental vigente y aplicable a las Fincas Filiales ni su administración; (xv) La sociedad Vendedora no se encuentra en proceso de quiebra, insolvencia o administración judicial, y ningún acreedor ha iniciado procedimiento semejante, ni ha admitido de ninguna manera insuficiencia de flujos para atender sus obligaciones, ni ha hecho ningún tipo de compromiso para pagar deudas que puedan involucrar a las Fincas Filiales o sus derechos relacionados; (xvi) Que el Estado no ha iniciado gestiones formales de expropiación, total o parcial, que llegue a afectar las Fincas Filiales y que no tiene conocimiento de la posibilidad de una expropiación total o parcial de las Fincas Filiales;

Garantías y representaciones recíprocas referentes a la normativa vigente, regímenes de condominio y Zona Franca aplicables a la Finca. La compañía ALIGN, en calidad de nuevo propietario de las Fincas Filiales, por una parte, y por la otra, BBC, en su condición de vendedora de las Fincas Filiales y Administrador de la Zona Franca, por medio de sus respectivos representantes manifiestan: (a) Que conocen y aceptan las obligaciones, deberes, compromisos, derechos, condiciones, estipulaciones, restricciones y contenido derivados de la normativa y regulaciones vigentes y aplicables a esta fecha a las Fincas Filiales que adquieren y venden respectivamente en este acto, por cuanto garantizan recíprocamente y de manera irrevocable su cumplimiento y observancia, particularmente, y sin limitarse a, las siguientes: i. Ley Reguladora de la Propiedad en Condominio, Ley número siete mil doscientos treinta y tres del veintiocho de octubre de mil novecientos noventa y nueve, publicada en La Gaceta número doscientos veintinueve del veinticinco de noviembre de mil novecientos noventa y nueve, y sus reformas. ii. Reglamento a la Ley Reguladora de la Propiedad en Condominio, Decreto Ejecutivo número treinta y dos mil trescientos tres – MIVAH-MEIC-TUR del dos de marzo de dos mil cinco, publicado en La Gaceta número setenta y cuatro del diecinueve de abril del año dos mil cinco. iii. Reglamento de Condominio y Administración del Condominio indicado, inscrito en el Registro Público de la Propiedad según documento presentado al tomo dos mil diecisiete, asiento _____________, consecutivo cero uno, bajo la cédula de persona jurídica número tres- ciento nueve- _____________. iv. Ley de Régimen de Zonas Francas, Ley número siete mil doscientos diez del veintitrés de noviembre de mil novecientos noventa, publicada en La Gaceta número novecientos treinta y ocho del catorce de diciembre de mil novecientos noventa y sus reformas. v. Reglamento de la Ley de Régimen de Zonas Francas, Decreto Ejecutivo número treinta y cuatro mil setecientos treinta y nueve- COMEX-H, publicado en el alcance número treinta y cinco de La Gaceta número ciento ochenta y uno del diecinueve de setiembre del año dos mil ocho y sus reformas. vi. Ley General de Aduanas, Ley número siete mil quinientos cincuenta y siete del veinte de octubre de mil novecientos noventa y cinco, publicada en La Gaceta número doscientos doce del ocho de noviembre de mil novecientos noventa y cinco, y sus reformas. vii.

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Reglamento de la Ley General de Aduanas, Decreto Ejecutivo número veinticinco mil novecientos setenta- H del catorce de junio de mil novecientos noventa y seis, publicado en La Gaceta número treinta y siete del veintiocho de junio de mil novecientos noventa y seis, y sus reformas. viii. Ley General de Salud, Ley número cinco mil trescientos noventa y cinco del treinta de octubre de mil novecientos setenta y tres, publicada en La Gaceta número doscientos veintidós del veinticuatro de noviembre de mil novecientos setenta y tres, y sus reformas. ix. Reglamento Interno de Operación del Parque. Las obligaciones aquí contraídas por las partes, le son aplicables a sus empleados, agentes, trabajadores directos o indirectos, contratistas y subcontratistas, representantes y otros terceros que ingresen al parque por motivo de nexo laboral o relación contractual con las Partes.

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